Exhibit 99.3

LETTER TO DTC PARTICIPANTS

With Respect to Tender of

Any and All Outstanding 7.375% Senior Notes due 2020

(CUSIP Nos. U42223AB0 and 421933AK8)

In Exchange For

Registered 7.375% Senior Notes due 2020

of

HEALTH MANAGEMENT ASSOCIATES, INC.

Pursuant to the Prospectus dated                     , 2012

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2012 UNLESS EXTENDED BY HEALTH MANAGEMENT ASSOCIATES, INC. IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). TENDERS OF OUTSTANDING NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                    , 2012

To Brokers, Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration is a Prospectus dated                     , 2012 (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”) that together constitute the offer of Health Management Associates, Inc., a Delaware corporation (the “Company”), to exchange up to $875,000,000 in aggregate principal amount of its 7.375% Senior Notes due 2020 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all outstanding 7.375% Senior Notes due 2020, issued and sold in a transaction exempt from registration under the Securities Act (the “Outstanding Notes”), upon the terms and conditions set forth in the Prospectus (the “Exchange Offer”). The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

We are asking you to contact your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Outstanding Notes registered in their own name.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients;

3.	The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Outstanding Notes and all other required documents cannot be delivered to the Exchange Agent prior to the Expiration Date;

4.	A form of letter that may be sent to your clients for whose accounts you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer; and

5.	Guidelines for Certificate of Taxpayer Identification Number on Substitute Form W-9.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2012, unless extended by the Company. We urge you to contact your clients as promptly as possible.

You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Additional copies of the enclosed materials may be obtained from the Exchange Agent, at the address and telephone numbers set forth below.

Very truly yours,

HEALTH MANAGEMENT ASSOCIATES, INC.

The Exchange Agent:

U.S. BANK, NATIONAL ASSOCIATION

Corporate Trust Administration

Attention: Specialized Finance

60 Livingston Ave.

St. Paul, MN 55107

Telephone No. (800) 934 - 6802

Fax No. (651) 466 - 7372

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.